Exhibit 99.1

RXi Pharmaceuticals Reports Financial

Results for the First Quarter of 2014

MARLBOROUGH, Mass., May 14, 2014 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for the quarter ended March 31, 2014, and provided a business update.

“The first quarter of 2014 has been one of steady progress in the clinical development of RXI-109, our sd-rxRNA®, for the treatment of fibrotic conditions of the skin, with our second Phase 2 study in keloids being initiated a few weeks ago,” said Geert Cauwenbergh, President and CEO of RXI Pharmaceuticals. He added that, “the availability of the financing facility with Lincoln Park Capital, LLC has provided us with the necessary financial band width to accelerate the development of our ophthalmology franchise, which should yield additional interesting data that could contribute to the growth of our company.”

First Quarter 2014 and Recent Corporate Highlights

•	Announcement of Listing on The NASDAQ Capital Market: Announced in February 2014 that the Company received approval to list its common stock on The NASDAQ Capital Market. The Company’s common stock commenced trading under the same ticker symbol, “RXII,” on The NASDAQ Capital Market effective at the opening of trading on Tuesday, February 11, 2014.

•	Grant of Key Patent Related to Self-Delivering Technology for the Treatment of Fibrotic Disorders: In March 2014, the Company announced that it had been granted a patent by the U.S. Patent and Trademark Office on its unique self-delivering RNAi compounds (sd-rxRNA), for the treatment of fibrosis. The patent covers the use of sd-rxRNAs targeting CTGF for the treatment of fibrotic disorders. The patent (U.S. Patent Number 8,664,189) is scheduled to expire in 2029.

•	Entered into a Purchase Agreement with Lincoln Park Capital, LLC: Announced in April 2014 that the Company had entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, whereby LPC is committed to purchase up to an aggregate of $20 million of shares of the Company’s common stock. Upon execution, LPC purchased 500,000 shares of common stock at $4.00 per share, for an initial investment of $2 million. Upon the filing of the first investigational drug application for an ophthalmologic project with the U.S. Food and Drug Administration, LPC will make an additional $1 million share purchase at prevailing market prices of the Company’s common stock. In addition, at the sole discretion of the Company, we may sell up to $17 million worth of common stock to LPC over the 30-month term of the agreement. The funds, in part, will serve to advance research and development activities for the Company’s ophthalmological pre-clinical drug pipeline.

Quarterly Financial Highlights

Cash and Cash Equivalents

At March 31, 2014, RXi had cash, cash equivalents and short-term investments of approximately $12.0 million, compared with $14.4 million at December 31, 2013.

Net Loss

Net loss for the three months ended March 31, 2014 was $2.3 million, including $0.5 million in non-cash share-based compensation expense, compared with a net loss of $14.4 million, including $0.6 million in non-cash share-based compensation expense, for the three months ended March 31, 2013. The decrease in net loss of $12.1 million was primarily attributable to a one-time charge of $12.3 million in the first quarter of 2013 related to the fair value of common shares issued to OPKO Health, Inc. (“OPKO”) for the purchase of substantially all of OPKO’s RNAi-related assets.

Net Loss Applicable to Common Stockholders

Net loss applicable to common stockholders for the three months ended March 31, 2014 was $4.0 million compared with a net loss applicable to common stockholders of $17.9 million for the comparable period in 2013. The decrease in net loss applicable to common stockholders of $13.9 million was primarily attributable to the aforementioned decrease in net loss as compared to prior year and a decrease of $1.8 million in the fair value of dividends paid in additional preferred stock to the Company’s preferred shareholders.

Research and Development Expenses

Research and development expenses for the three months ended March 31, 2014 were $1.5 million, compared with $13.8 million for the three months ended March 31, 2013. The decrease of $12.3 million is primarily related to the one-time charge of $12.3 million in the first quarter of 2013 related to the fair value of common shares issued to OPKO for the purchase of substantially all of OPKO’s RNAi-related assets.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2014 were $0.8 million, compared with $0.7 million for the three months ended March 31, 2013. The increase of $0.1 million was due was primarily due to an increase in employee share-based compensation expense and an increase in general and administrative expenses due to listing fees incurred by the Company in connection with the recent listing the on the NASDAQ Capital Market.

Preferred Stock Dividends

Preferred stock dividends were $1.8 million for the three months ended March 31, 2014, compared with $3.5 million for the comparable period in 2013. The decrease of $1.7 million is due to due changes in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi (sd-rxRNA®) platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate the expression of specific genes that may be over-expressed in disease conditions. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the Company’s Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, entered into human clinical trials in June 2012 and is currently in Phase 2. RXI-109 targets connective tissue growth factor (CTGF) to reduce dermal scarring (fibrosis). For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the timing and future success of our clinical trials with RXI-109; our expectation that we will complete our Phase 2 clinical trials for RXI-109 within anticipated time periods and budgets; our ability to implement cost-saving measures and statements about other future expectations. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trials with RXI-109 may not be successful in evaluating the continued safety and tolerability of RXI-109 or providing preliminary evidence of the reduction of formation of surgical scars; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contacts

RXi Pharmaceuticals Corporation

Tamara McGrillen, 508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31, 2014	For the Three Months Ended March 31, 2013
Total revenues	$29	$53

Research and development expenses	1,476	13,771
General and administrative expenses	843	676

Operating loss	(2,290)	(14,394)
Interest income, net	6	—
Other expense, net	—	(3)

Net loss	(2,284)	(14,397)
Series A and Series A-1 preferred stock dividends	(1,755)	(3,547)

Net loss applicable to common stockholders	$(4,039)	$(17,944)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.32)	$(2.76)

Weighted average common shares outstanding:
Basic and diluted	12,616,086	6,496,095

RXi PHARMACEUTICALS CORPORATION

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$9,010	$11,390
Restricted cash	50	50
Short-term investments	3,000	3,000
Prepaid expenses and other current assets	226	303

Total current assets	12,286	14,743
Equipment and furnishings, net	155	177
Other assets	18	18

Total assets	$12,459	$14,938

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$277	$163
Accrued expenses and other current liabilities	1,024	1,795
Deferred revenue	89	118

Total current liabilities	1,390	2,076
Total convertible preferred stock	4,850	7,920
Total stockholders’ equity	6,219	4,942

Total liabilities, convertible preferred stock and stockholders’ equity	$12,459	$14,938